Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2018 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Enrollment complete for VK2809 Phase 2 fatty liver and hypercholesterolemia study, results expected 2H18

•	Final results from Phase 2 VK5211 study for hip fracture selected for presentation at plenary session of the ASBMR 2018 Annual Meeting

•	Strengthened balance sheet through $78 million financing, bringing cash balance to $142.2 million at June 30, 2018

SAN DIEGO, August 9, 2018 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter ended June 30, 2018, and provided an update on its clinical pipeline and other corporate developments.

Highlights from, and Subsequent to, the Quarter Ended June 30, 2018

“Viking continued to make excellent progress with multiple programs in the second quarter,” stated Brian Lian, Ph.D., chief executive officer of Viking Therapeutics.   “With respect to VK5211, our novel selective androgen receptor modulator (SARM), we are honored to have an opportunity to present the results of our Phase 2 study in hip fracture patients at the plenary session of the upcoming conference of the American Society for Bone and Mineral Research.  We are also very pleased to have completed enrollment in the Phase 2 trial of our novel thyroid receptor beta agonist VK2809 in patients with non-alcoholic fatty liver disease (NAFLD) and elevated LDL cholesterol.  We look forward to reporting the results from this study in the fall.  Finally, both of our rare disease programs continued to advance toward clinical development.  With respect to our glycogen storage disease (GSD) Ia program, we expect to initiate dosing with VK2809 in a proof-of-concept study later this quarter.  And, with respect to our VK0214 program in X-linked adrenoleukodystrophy (X-ALD), we are conducting the pre-IND work that should allow us to initiate a proof-of-concept trial in 2019.”

Pipeline and Corporate Highlights

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VK5211 Phase 2 study results selected for plenary presentation at ASBMR annual meeting.  VK5211 is an orally available, non-steroidal SARM designed to selectively stimulate muscle and bone formation with reduced activity in peripheral tissues such as skin and prostate.  In July 2018, the American Society for Bone and Mineral Research (ASBMR) selected the results of the company’s Phase 2 study of VK5211 in hip fracture for presentation as part of the oral plenary session at the ASBMR 2018 annual meeting.  The presentation, scheduled for September 30, will highlight the efficacy, safety and tolerability data from the completed Phase 2 clinical trial.  The ASBMR 2018 annual meeting is being held September 28 – October 1, 2018 in Montreal, Quebec, Canada.

▪

Enrollment completed in Phase 2 clinical trial of VK2809 in NAFLD and hypercholesterolemia.  VK2809 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for liver tissue, as well as the beta receptor subtype, suggesting promise in certain metabolic and liver diseases.  During the second quarter, enrollment was completed in the company’s ongoing Phase 2 study, which is evaluating VK2809 in patients with NAFLD and elevated LDL cholesterol.  Patients have been randomized to receive once-daily oral doses of VK2809 or placebo for 12 weeks followed by a four-week off-drug phase.  The trial's primary endpoint will evaluate the effect of VK2809 treatment on LDL-cholesterol after 12 weeks compared to placebo.  Secondary and exploratory endpoints include assessments of changes in liver fat content, inflammatory markers, and plasma lipids.  The company expects to announce results from this study in the second half of 2018.

▪

First patient dosing planned for proof of concept study of VK2809 in GSD Ia.  GSD Ia is a rare genetic disease that results in an excess accumulation of glycogen and lipids in the liver, potentially leading to hepatic steatosis, hepatic adenomas, and hepatocellular carcinoma.  In 2017, the company announced positive findings from an in vivo study evaluating VK2809 as a potential treatment for GSD Ia.  The results demonstrated VK2809’s potent, rapid-acting effects in liver tissue, and support advancement of the candidate into the clinic.  The company plans to begin dosing patients in a Phase 1 clinical trial in the third quarter of 2018.

▪

IND-enabling work for VK0214 in X-ALD advancing, IND filing planned in 2019.  VK0214 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for the beta receptor subtype.  The company has initiated IND-enabling work for this program and plans to file an IND to conduct a proof-of-concept study in X-ALD in 2019.

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Balance sheet strengthened through $78 million equity financing.  In the second quarter of 2018, Viking raised approximately $78 million in gross proceeds through the issuance of common stock.  These proceeds will be used to support the company’s ongoing development programs, partnering efforts and other corporate activities.  As of June 30, 2018, the company had $142.2 million in cash, cash equivalents and short-term investments.

Financial Highlights

Second Quarter Ended June 30, 2018 and 2017

Research and development expenses for the three months ended June 30, 2018 were $5.2 million compared to $3.7 million for the same period in 2017.  The increase was primarily due to increased expenses related to certain pre-clinical study efforts, use of third party consultants and stock-based compensation, partially offset by decreased manufacturing activities for certain of our drug candidates.

General and administrative expenses for the three months ended June 30, 2018 were $1.7 million compared to $1.3 million for the same period in 2017.  The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits, and franchise taxes.

For the three months ended June 30, 2018, Viking reported a net loss of $6.7 million, or $0.13 per share, compared to a net loss of $5.2 million, or $0.21 per share, in the corresponding period in 2017.  The increase in net loss for the three months ended June 30, 2018 was primarily due to the increase in research and development expenses noted previously.

Six Months Ended June 30, 2018 and 2017

Research and development expenses for the six months ended June 30, 2018 were $8.3 million compared to $7.2 million for the same period in 2017.  The increase was primarily due to increased expenses related to certain pre-clinical study efforts, use of third party consultants and stock-based compensation, partially offset by a decrease in manufacturing of certain drug candidates and clinical trial activities related to our VK5211 program.

General and administrative expenses for the six months ended June 30, 2018 were $3.5 million compared to $2.7 million for the same period in 2017.  The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits, legal, and franchise taxes.

For the six months ended June 30, 2018, Viking reported a net loss of $10.2 million, or $0.21 per share, compared to a net loss of $10.4 million, or $0.45 per share, in the corresponding period in 2017.  The net loss for the six months ended June 30, 2018 was consistent with the net loss in the corresponding period in 2017 primarily due to the increase in research and development expenses noted previously offset by an increase in other income related to the decrease in the fair value of the debt conversion feature liability.

Balance Sheet as of June 30, 2018

At June 30, 2018, Viking held cash, cash equivalents and short-term investments totaling $142.2 million.   As of July 31, 2018, Viking had 60,657,794 shares of common stock outstanding.

Conference Call

Management will host a conference call to discuss the company’s second quarter financial results today at 4:30 pm Eastern time.  To participate on the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until August 16, 2018 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 10122508.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com.  An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  The company's clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator.  In a Phase 2 trial in patients recovering from hip fracture, patients who received VK5211 experienced significant improvements in measures of lean body mass compared to patients who received placebo.  The company's second clinical program is evaluating VK2809, a small molecule thyroid beta agonist in a Phase 2 trial for the treatment of non-alcoholic fatty liver disease and hypercholesterolemia.  The company is also developing VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Additional programs include novel and selective agonists of the thyroid beta receptor for GSD Ia and X-linked adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.  Viking holds exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, as well as the company's goals and plans regarding VK5211, VK2809 and VK0214 and their respective prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK5211 and VK2809; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking’s most recent periodic reports filed with the Securities and Exchange Commission, including Viking’s Annual Report on

Form 10-K for the year ended December 31, 2017, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	5,221	3,716	8,264	7,243
General and administrative	1,704	1,267	3,466	2,708
Total operating expenses	6,925	4,983	11,730	9,951
Loss from operations	(6,925)	(4,983)	(11,730)	(9,951)
Other income (expense):
Change in fair value of debt conversion feature liability	37	571	1,398	848
Amortization of debt discount	(146)	(337)	(404)	(768)
Amortization of financing costs	(30)	(422)	(60)	(520)
Interest income (expense), net	392	(1)	573	(3)
Total other income (expense), net	253	(189)	1,507	(443)
Net loss	(6,672)	(5,172)	(10,223)	(10,394)
Other comprehensive loss, net of tax:
Unrealized (loss) gain on securities	(38)	2	(127)	1
Comprehensive loss	$(6,710)	$(5,170)	$(10,350)	$(10,393)
Basic and diluted net loss per common share	$(0.13)	$(0.21)	$(0.21)	$(0.45)
Weighted-average shares used to compute basic and diluted net loss per share	52,767	24,119	48,730	23,241

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,610	$8,988
Short-term investments – available for sale	107,556	11,587
Prepaid clinical trial and preclinical study costs	1,499	887
Prepaid expenses and other current assets	593	389
Total current assets	144,258	21,851
Deferred public offering and other financing costs	210	270
Total assets	$144,468	$22,121
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,493	$1,529
Other accrued liabilities	2,612	2,257
Accrued interest, current	—	22
Convertible notes payable, current (net of discount of $0 and $404 at June 30, 2018 and December 31, 2017, respectively)	—	3,451
Debt conversion feature liability, current	—	1,398
Total current liabilities	4,105	8,657
Total liabilities	4,105	8,657
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2018 and December 31, 2017; no shares issued and outstanding at June 30, 2018 and December 31, 2017	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2018 and December 31, 2017; 60,652,794 and 35,817,104 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1	—
Additional paid-in capital	231,587	94,339
Accumulated deficit	(91,078)	(80,855)
Accumulated other comprehensive loss	(147)	(20)
Total stockholders’ equity	140,363	13,464
Total liabilities and stockholders’ equity	$144,468	$22,121

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com